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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Apria Healthcare Group Inc. for the registration of $51,779,000 of 10% Convertible Subordinated Debentures due 2004 and to the incorporation by reference therein of our report dated March 11, 1998 (except for Notes 5, 12 and 14, as to which the dates are April 2, 1998, April 9, 1998 and April 3, 1998 and Note 1, as to which the date is November 13, 1998), with respect to the consolidated financial statements and schedule of Apria Healthcare Group Inc. included in its Annual Report
(Form 10-K/A Amendment No. 3) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California
November 25, 1998